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Exhibit 99.2

        EAGLE SPINCO INC.

LETTER OF TRANSMITTAL
OFFER TO EXCHANGE

Up to $688,000,000
Aggregate Principal Amount of Newly
Issued 4.625% Senior Notes due 2021

For

a Like Principal Amount of Outstanding
Restricted 4.625% Senior Notes due 2021
(CUSIP NOs: 269871AA7/U26791AA8)

Deliver to:
U.S. BANK, NATIONAL ASSOCIATION, AS EXCHANGE AGENT

THE EXCHANGE OFFER EXPIRES AT 9 A.M. NEW YORK CITY TIME ON                        , 2014, UNLESS EXTENDED (SUCH DATE, AS THE SAME MAY BE EXTENDED, THE "EXPIRATION DATE"). ORIGINAL NOTES TENDERED IN THE EXCHANGE OFFER MAY BE WITHDRAWN AT ANY TIME PRIOR TO THE EXPIRATION DATE.

        As set forth in the Prospectus, dated                        , 2014 (the "Prospectus"), and in this corresponding Letter of Transmittal, this form or one substantially similar must be used to accept the offer of Eagle Spinco Inc., a wholly owned subsidiary of Axiall Corporation (the "Company"), to exchange its 4.625% Senior Notes due 2020 (the "Exchange Notes"), which will be issued in a transaction registered under the Securities Act of 1933 (the "Securities Act"), for any and all of the Company's outstanding restricted 4.625% Senior Notes due 2021 (the "Original Notes").

        The Original Notes were issued, and the Exchange Notes will be issued, pursuant to an indenture, dated as of January 28, 2013, by and among the Company, Axiall Corporation as guarantor, the other guarantors signatory thereto (collectively, the "Guarantors") and U.S. Bank National Association, as trustee (the "Trustee"), as supplemented by the first supplemental indenture, dated as of January 28, 2013, and the second supplemental indenture, dated as of December 30, 2013, by and among the Company, the Guarantors and the Trustee.

        Capitalized terms used but not defined in this Letter of Transmittal have the meanings assigned to them in the Prospectus. All terms and conditions contained in, or otherwise referred to in, the Prospectus are deemed to be incorporated in, and form a part of, this Letter of Transmittal. Therefore you are urged to read carefully the Prospectus and the items referred to therein. The terms and conditions contained in the Prospectus, together with the terms and conditions governing this Letter of Transmittal and the instructions herein, are collectively referred to herein as the "terms and conditions."

        Questions relating to the procedure for tendering, as well as requests for additional copies of the Prospectus or this Letter of Transmittal, should be directed to the exchange agent as indicated below.

By Registered or Certified Mail, Overnight Courier or Hand Delivery:	Facsimile Transmission Number:	Confirm by Telephone or for Information:
U.S. Bank National Association Attn: Specialized Finance 111 Fillmore Ave E Mail Station—EP-MN-WS2N St. Paul MN, 55107	(651) 466-7402 Attention: Specialized Finance	(800) 934-6802

        Originals of all documents sent by facsimile should be promptly sent to the exchange agent by mail, by hand or by overnight delivery service.

        This Letter of Transmittal is to be used by Holders of the Original Notes. Tender of Original Notes must be made using the Automated Tender Offer Program ("ATOP") of The Depository Trust Company ("DTC") pursuant to the procedures set forth in the Prospectus under the caption "The Exchange Offers—Procedures for Tendering." DTC participants that are accepting the Exchange Offer must transmit their acceptance to DTC, which will verify the acceptance and execute a book-entry delivery to the exchange agent's DTC account. DTC will then send a computer-generated message known as an "agent's message" to the exchange agent for its acceptance. For you to validly tender your Original Notes in the Exchange Offer, the exchange agent must receive, prior to the Expiration Date, an agent's message under the ATOP procedures that confirms that:

  •
  DTC has received your instructions to tender your Original Notes; and

  •
  you agree to be bound by the terms and conditions of this Letter of Transmittal.

        By using the ATOP procedures to tender Original Notes, you will not be required to deliver this Letter of Transmittal to the exchange agent. However, you will be bound by its terms and conditions, and you will be deemed to have made the acknowledgments and the representations and warranties it contains, just as if you had signed it. The tender of Original Notes by you pursuant to the procedures set forth in this Letter of Transmittal and the Prospectus will constitute an agreement between you and the Company in accordance with the terms and subject to the conditions set forth in this Letter of Transmittal and the Prospectus. If you have questions or need help, or if you would like additional copies of the Prospectus and this Letter of Transmittal, you should contact the exchange agent at its telephone number or address set forth above.

        The Exchange Notes will be issued in exchange for Original Notes in the Exchange Offer, if consummated, on the exchange date and will be delivered in book-entry form.

        As used in this Letter of Transmittal, the term "Holder" means any person in whose name Original Notes are held of record by DTC and who desires to deliver such notes by book-entry transfer at DTC.

        For each Original Note accepted for exchange, the Holder (as defined below) of such Original Note will receive an Exchange Note having a principal amount equal to that of the surrendered Original Note. The Exchange Notes will accrue interest from the last interest payment date on which interest was paid on the Original Notes to August 15, 2014. Accordingly, registered Holders of Exchange Notes on the record date for the first interest payment date following the consummation of the Exchange Offer will receive interest accruing from the last interest payment date on which interest was paid on the Original Notes to August 15, 2014. Original Notes accepted for exchange will cease to accrue interest from and after the date of consummation of the Exchange Offer. Holders of Original Notes whose Original Notes are accepted for exchange will not receive any payment in respect of accrued interest on such Original Notes otherwise payable on any interest payment date the record date for which occurs after the Expiration Date.

        The Company reserves the right, at any time or from time to time, to extend this Exchange Offer at its discretion, in which event the Expiration Date will mean the latest date to which the offer to exchange is extended.

        You must follow the instructions in this Letter of Transmittal—please read this entire document carefully. If you have questions or need help, or if you would like additional copies of the Prospectus or this Letter of Transmittal, you should contact the exchange agent at its telephone number or address set forth above.

Eagle Spinco Inc.:

        According to the terms and conditions of the Exchange Offer, I hereby tender to the Company the principal amount of Original Notes credited by me to the exchange agent's account at DTC using ATOP. At the time these Original Notes are accepted by the Company and exchanged for the same principal amount of Exchange Notes, I will sell, assign, and transfer to the Company all right, title and interest in and to the Original Notes I have tendered. I am aware that the exchange agent also acts as the agent of the Company. Upon agreement to the terms and conditions of this document pursuant to an agent's message, I irrevocably constitute and appoint the exchange agent as my agent and attorney-in-fact for the tendered Original Notes with full power of substitution to:

  •
  cause the Original Notes to be assigned, transferred and exchanged;

  •
  transfer ownership of the Original Notes on the account books maintained by DTC to the Company and deliver all accompanying evidences of transfer and authenticity to the Company; and

  •
  present the Original Notes for transfer on the books of the Company, receive all benefits and exercise all rights of beneficial ownership of these Original Notes according to the terms of the Exchange Offer.

        The power of attorney granted in this paragraph is irrevocable and coupled with an interest.

        With respect to the Original Notes, I represent and warrant that I have full power and authority to tender, exchange, assign and transfer the Original Notes that I am tendering and to acquire Exchange Notes issuable upon the exchange of the tendered Original Notes. I represent and warrant that the Company will acquire good and unencumbered title to such Original Notes, free and clear of all liens, restrictions (other than restrictions on transfer), charges and encumbrances, and that such Original Notes are not and will not be subject to any adverse claim at the time the Company acquires them. I further represent that:

  •
  I am not an "affiliate" (as defined in Rule 405 under the Securities Act) of the Company or its subsidiaries, or if I am an affiliate of the Company or its subsidiaries, I will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable;

  •
  any Exchange Notes I will acquire in exchange for the Original Notes I have tendered will be acquired in the ordinary course of business;

  •
  I have not engaged in, do not intend to engage in, and have no arrangement or understanding with any person to engage in, a distribution, within the meaning of the Securities Act, of any Exchange Notes issued to me;

  •
  I am not a broker-dealer who purchased the Original Notes for resale pursuant to an exemption under the Securities Act tendering Original Notes acquired directly from the Company for my own account; and

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  I am not restricted by any law or policy of the Securities and Exchange Commission (the "SEC") from trading the Exchange Notes acquired in the Exchange Offer.

        I understand that the Exchange Offer is being made in reliance on interpretations contained in letters issued to third parties by the staff of the SEC. These letters provide that Exchange Notes issued in exchange for Original Notes in the Exchange Offer may be offered for resale, resold, and otherwise transferred by a Holder of Exchange Notes, unless that person is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act, without compliance with the registration and prospectus delivery provisions of the Securities Act. The Exchange Notes must be acquired in the ordinary course of the Holder's business and the Holder must not be engaging in, must not intend to engage in, and must not have any arrangement or understanding with any person to participate in, a distribution of the Exchange Notes.

        If I am a broker-dealer that will receive Exchange Notes for my own account in exchange for Original Notes that were acquired as a result of market-making activities or other trading activities, I acknowledge that I will deliver a prospectus in connection with any resale of the Exchange Notes. However, by this acknowledgment and by delivering a prospectus, I will not be deemed to admit that I am an "underwriter" within the meaning of the Securities Act.

        Upon request, I will execute and deliver any additional documents deemed by the exchange agent or the Company to be necessary or desirable to complete the exchange, assignment and transfer of the Original Notes I have tendered.

        I understand that the Company will be deemed to have accepted validly tendered Original Notes when the Company gives notice of acceptance to the exchange agent and such acceptance and the issuance of the Exchange Notes in exchange for tendered and accepted Original Notes will constitute performance in full by the Company of its obligations under the registration rights agreement and the Company will have no further obligations or liabilities under the registration rights agreement, except in the limited circumstances defined in such agreement.

        If, for any reason, any tendered Original Notes are not accepted for exchange in the Exchange Offer, the unaccepted Original Notes will be returned to the tendering holder without charge. Such unaccepted Original Notes will be credited to an account at DTC as soon as reasonably possible after the Expiration Date or the termination of the Exchange Offer.

        All authority granted or agreed to be granted by this Letter of Transmittal will survive my death, bankruptcy or incapacity, and every obligation under this Letter of Transmittal is binding upon my heirs, legal representatives, successors, assigns, executors, administrators and trustees in bankruptcy of the transferor.

        I understand that tenders of Original Notes according to the procedures described in the Prospectus under the heading "The Exchange Offers—Procedures for Tendering Original Notes" and in the instructions included in this Letter of Transmittal constitute a binding agreement between myself and the Company subject to the terms and conditions of the Exchange Offer.

☐    CHECK HERE IF YOU ARE A BROKER—DEALER AND WISH TO RECEIVE
10 ADDITIONAL COPIES OF THE PROSPECTUS AND 10 COPIES
OF ANY AMENDMENTS OR SUPPLEMENTS THERETO.

Name:

Address:

Name of Tendering Institution:

Account Number:

Transaction Code Number:

        By crediting the Original Notes to the exchange agent's account at DTC using ATOP and by complying with applicable ATOP procedures with respect to the Exchange Offer, the participant in DTC confirms on behalf of itself and the beneficial owner of such Original Notes all provisions of this Letter of Transmittal (including all representations and warranties) applicable to it and such beneficial owner.

 INSTRUCTIONS
PART OF THE TERMS AND CONDITIONS OF THE
EXCHANGE OFFER

        1.    BOOK-ENTRY CONFIRMATIONS.    Any confirmation of a book-entry transfer to the exchange agent's account at DTC of Original Notes tendered by book-entry transfer, as well as an agent's message, and any other required documents by this Letter of Transmittal, must be received by the exchange agent at its address listed on the cover of this document before 9:00 a.m., New York City time, on the Expiration Date.

        THE COMPANY WILL NOT ACCEPT ANY ALTERNATIVE, CONDITIONAL OR CONTINGENT TENDERS. EACH TENDERING HOLDER BY DELIVERY OF AN AGENT'S MESSAGE WAIVES ANY RIGHT TO RECEIVE ANY NOTICE OF THE ACCEPTANCE OF SUCH TENDER.

        The Company has the sole right to decide any questions about the validity, form, eligibility, time of receipt, acceptance or withdrawal of tendered Original Notes, and its decision will be final and binding. The Company's interpretation of the terms and conditions of the Exchange Offer, including the instructions contained in this Letter of Transmittal and in the Prospectus, will be final and binding on all parties.

        The Company has the absolute right to reject any or all of the tendered Original Notes if:

  (1)
  the Original Notes are not properly tendered; or

  (2)
  in the opinion of counsel, the acceptance of those Original Notes would be unlawful.

        The Company may also decide to waive any conditions of the Exchange Offer or any defects or irregularities of tenders of Original Notes and accept such Original Notes for exchange whether or not similar defects or irregularities are waived in the case of other Holders. Any defect or irregularity in the tender of Original Notes that is not waived by the Company must be cured within the period of time set by the Company.

        It is your responsibility to identify and cure any defect or irregularity in the tender of your Original Notes. Your tender of Original Notes will not be considered to have been made until any defect or irregularity is cured or waived. Neither the Company, the exchange agent nor any other person is required to notify you that your tender was defective or irregular, and no one will be liable for any failure to notify you of such a defect or irregularity in your tender of Original Notes. As soon as reasonably possible after the Expiration Date, the exchange agent will return to the Holder tendering any Original Notes that were invalidly tendered if the defect or irregularity has not been cured or waived.

        2.    PARTIAL TENDERS.    Tenders of Original Notes pursuant to the Exchange Offer will be accepted only in principal amounts equal to $2,000 and integral multiples of $1,000.

        Any untendered Original Notes and any Exchange Notes issued in exchange for tendered and accepted Original Notes will be credited to accounts at DTC.

        3.    TRANSFER TAXES.    The Company will pay all transfer taxes, if any, applicable to the exchange of Original Notes in the Exchange Offer. However, transfer taxes will be payable by you (or by the tendering Holder if you are delivering this letter on behalf of a tendering Holder) if a transfer tax is imposed for any reason other than the exchange of Original Notes according to the Exchange Offer. If satisfactory evidence of the payment of those taxes or an exemption from payment is not submitted with this Letter of Transmittal or at the time the related agent's message is delivered, the amount of those transfer taxes will be billed directly to the tendering Holder. Until those transfer taxes are paid, the Company will not be required to deliver any Exchange Notes required to be delivered to, or at the direction of, such tendering Holder.

        Except as provided in this Instruction 3, it is not necessary for transfer tax stamps to be attached to the Original Notes listed in this Letter of Transmittal.

        4.    WAIVER OF CONDITIONS.    The Company may choose, at any time and for any reason, to waive or, subject to certain requirements, amend or modify certain of the conditions to the Exchange Offer. The conditions applicable to tenders of Original Notes in the Exchange Offer are described in the Prospectus under the heading "The Exchange Offers—Conditions to the Exchange Offers."

        5.    WITHDRAWAL RIGHTS.    Original Notes tendered pursuant to the Exchange Offer may be withdrawn at any time prior to the Expiration Date. For a withdrawal to be effective, a written letter, telegram, telex or facsimile transmission notice of withdrawal must be received by the exchange agent at its address set forth in this Letter of Transmittal not later than 9:00 a.m., New York City time, on the Expiration Date. Any notice of withdrawal must include your name, the principal amount of Original Notes delivered for exchange, a statement that you are withdrawing your election to have such Original Notes exchanged, must be signed by you in the same manner as the original signature on the applicable letter of transmittal, including any required signature guarantees, or be accompanied by evidence satisfactory to us that the person withdrawing the tender has succeeded to the ownership of the Original Notes being withdrawn, and also include the name and number of the account at DTC to be credited with withdrawn Original Notes and otherwise comply with the procedures of DTC. All questions as to the validity of notices of withdrawals, including time of receipt, will be determined by the Company, and will be final and binding on all parties.

        The exchange agent will return properly withdrawn Original Notes promptly following receipt of notice of withdrawal. Properly withdrawn Original Notes may be re-tendered by following the procedures described under the heading "The Exchange Offers—Procedures for Tendering Original Notes" in the Prospectus at any time prior to 9:00 a.m., New York City time, on the Expiration Date with respect to such Original Notes.

        6.    REQUESTS FOR ASSISTANCE OR ADDITIONAL COPIES.    If you have questions, need assistance or would like to receive additional copies of the Prospectus or this Letter of Transmittal, you should contact the exchange agent at the address listed on the cover page of this document. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Exchange Offer.

        IMPORTANT: THIS LETTER OF TRANSMITTAL (OR FACSIMILE THEREOF) AND ALL OTHER REQUIRED DOCUMENTS MUST BE RECEIVED BY THE EXCHANGE AGENT PRIOR TO 9:00 A.M., NEW YORK CITY TIME, ON THE EXPIRATION DATE.

        IMPORTANT: BY USING THE ATOP PROCEDURES TO TENDER ORIGINAL NOTES, YOU WILL NOT BE REQUIRED TO DELIVER THIS LETTER OF TRANSMITTAL TO THE EXCHANGE AGENT. HOWEVER, YOU WILL BE BOUND BY ITS TERMS AND CONDITIONS, AND YOU WILL BE DEEMED TO HAVE MADE THE ACKNOWLEDGMENTS AND THE REPRESENTATIONS AND WARRANTIES IT CONTAINS, JUST AS IF YOU HAD SIGNED IT.

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  Exhibit 99.2
INSTRUCTIONS PART OF THE TERMS AND CONDITIONS OF THE EXCHANGE OFFER